Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
UL Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(a)	32,200,000	$29.00	$933,800,000(2)	0.0001476	$137,828.88
Fees Previously Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(o)	—	—	$100,000,000(3)	0.0001476	$14,760.00
		Total Offering Amounts				$100,000,000		$137,828.88
		Total Fees Previously Paid						$14,760.00
		Total Fee Offsets						—
		Net Fee Due						$123,068.88
(1)Includes 4,200,000 shares of Class A common stock, par value $0.001 per share, of UL Solutions Inc. subject to the underwriters’ option to purchase additional shares from the selling stockholder. See “Underwriting.”
(2)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)Previously estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.